UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
__________________

Date of Report (Date of earliest event reported): June 30, 2010

ASIARIM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	-------------	83-0500896
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 1601, 16/F Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+1 360 717 3641
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 30 2010, the Company closed an Addendum to the Participation Agreement (the "APA") with Commodore Licensing B.V., Reunite Investments Inc. ("Reunite"), Asiarim UK Limited and the Management Shareholders being Messrs Eugene van Os ("Van Os") and Ben van Wijhe ("Van Wijhe") in respect of amending the Participation Agreement (the "PA") entered into on September 2, 2009 and announced in a Form 8K filed on September 9, 2009.

Under the APA, the addendum items are as follows: -

1.

The total consideration shares to be issued under the PA will be increased from 11,020,000 to 15,520,000 shares in the Company. The additional 4,500,000 shares in the Company will be issued in equal amount of 1,500,000 shares to Reunite, Van Os and Van Wijhe (the President of the Company) and or their assigns.

2.	All condition precedents in the PA are to be waived upon the delivery of 4,500,000 shares noted above.
3.

The Company is expected to raise up to USD3,000,000 from the capital markets to finance the purchase obligations set out in the PA and the Company's working capital. In the event that, as a result of such fund raising, the total number of outstanding shares in the capital stock of the Company (including any options or rights thereon) would exceed thirty seven million shares, each of Reunite, Van Os and Van Wijhe shall be entitled to additional shares in the Company such that they are each hold directly or indirectly at least 14% of the total number of outstanding shares in the Company after dilution.

4.

Van Wijhe procures that Mitex Group Limited (the major shareholder of the Company controlled by Van Wijhe) will make available up to 7,410,000 shares in the Company for the benefit of third parties to extend or to loan funds into the Company.

Item 9.01	Financial Statements And Exhibits
Exhibits
Exhibit No.	Description	Location

Exhibit 10.1	Participation Agreement	Provided herewith

Exhibit 10.2	Addendum to Participation Agreement	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2010	ASIARIM CORPORATION

By: /s/ Ben van Wijhe
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Name: Ben van Wijhe
Title: President